April 19, 2017

SRC Energy Issues Preliminary First Quarter 2017 Operating Results; Begins Financial Reporting Based on Three Product Streams; Updates 2017 Guidance; Announces First Quarter 2017 Earnings Release and Conference Call Date
DENVER, CO April 19, 2017 (Marketwired)—SRC Energy Inc (NYSE MKT: SRCI) (“SRC” or the “Company”), an oil and gas exploration and production company focused in the Denver-Julesburg Basin, today issues preliminary first quarter 2017 operating results, announces that it has begun reporting based on three product streams, updates 2017 guidance and announces its first quarter 2017 earnings release and conference call date.
Conversion to 3-Stream Reporting
Beginning with the first quarter of 2017, SRC will report production using a 3-stream sales reporting method. Previously SRC reported production on a 2-stream wellhead sales reporting method. The conversion should more accurately convey the Company's production metrics and provide more comparable results versus SRC's peers, as well as conform to industry convention. The conversion results in an uplift to barrels of oil equivalent (“BOE”) volumes as natural gas liquids (“NGL”) and dry gas volumes will be disclosed separately whereas previously SRC only disclosed wet gas volumes. This has no material impact on revenues as NGL revenues will replace the premium to benchmark Henry Hub prices that the Company realized historically on its wet gas sales volumes.

April 19, 2017

	Three Months Ended			2-Stream % Chg.
	3/31/2017	3/31/2017	3/31/2016
Average Daily Volumes	3-Stream	2-Stream (1)(2)
Daily Production (BOE/day)	17,743	15,760	11,510	37%
Liquids %	64%	48%	63%
Product Price Received
Crude Oil ($/Bbl)	$42.87	$42.87	$23.89	79%
Natural Gas Liquids ($/Bbl)	$15.94	NA	NA	NA
Natural Gas ($/Mcf) (3)	$2.66	NA	$1.82	NA
Differentials
NYMEX WTI	$(9.040)	$(9.040)	$(9.290)	-3%
NYMEX Henry Hub (3)	$(0.350)	NA	$(0.180)	NA
Unit Costs
Lease Operating Expense ($/BOE)	$2.45	$2.75	$4.10	-33%
(1) Estimated 2-stream production volumes for Q1 2017 are provided for prior period comparisons.
(2) Estimated factors for three-stream conversion are: 25% wet gas shrink & 3.5 NGL gallons/Mcf yield
(3) 2-stream price received and differential reflects value uplift of wet gas
Operations Update
SRC Energy continues to operate two drilling rigs and intends to utilize both rigs throughout 2017. The Company has secured most of the permits required to support the 2017 drilling program and is currently securing permits for 2018. During the quarter ended March 31, 2017, SRC turned 25 gross (21 net) wells to sales. Additionally, there are 15 gross (11 net) wells that have been stimulated and will be turned to sales shortly. SRC utilized two completion crews in the first quarter and expects to continue with both crews into the third quarter of 2017. Capital expenditures for the first quarter of 2017 are expected to be approximately $95 million.
Commencing with the Orr and Orr State pads SRC will utilize Noble Midstream Services’ gathering system for gathering of oil and produced water, as well as for the delivery of fresh water for stimulation services. This pipeline infrastructure will dramatically reduce the Company's truck traffic on the roads.

April 19, 2017

Pad by Pad Status			Well Count by Zone
Pad Name	Lateral Length	Avg. WI	Niobrara	Codell	Status
Kawata	10 MRL	66%	7	3	Completing
Williams	9 MRL	100%	7	2	Stimulating
Orr	12 MRL	95%	7	5	Stimulating
Orr State	12 MRL	93%	7	5	WOC
Goetzel	12 MRL	73%	7	5	Drilling
Hood	12 MRL	80%	8	4	Drilling
Beebe	12 MRL	72%	7	5	WOR
Leffler	12 MRL	83%	7	5	WOR
WOC – Waiting on completion WOR – Waiting on rig
Guidance
SRC continues to benefit from improving field level efficiencies. This pace of drilling and completions, combined with a small increase to inflation assumptions, as well as higher working interest in future wells due to trades and small acquisitions, are reflected in the updated D&C capital guidance in the table below. The Company now expects to drill 116 gross wells in 2017 versus the original guidance of 102 gross. Likewise, SRC now expects to complete 104 gross wells this year versus the original expectation of 95 gross completions. Production guidance has also been adjusted upward due to the operational pace, earlier contributions from the Evans and Wiedeman wells and the continued strong performance from our production base.
Operating expenses proved to be stable and more predictable over the last two quarters and as the Company's production grows in 2017 and beyond, unit operating costs will benefit from the added scale as noted in the guidance.

Full-Year 2017 Guidance	3-Stream	2-Stream
	Adjusted Guidance	Adjusted Guidance	Previous Guidance
D&C Capital Expenditures (Mil)	$320 - $340	$320 - $340	$300
Horizontal Wells Drilled (Gross)	116	116	102
Horizontal Wells Completed (Gross)	104	104	95
Net Daily Production (BOE/D) *	25,000 - 27,000	22,000 - 24,000	20,000
Lease Operating Expense (LOE/BOE)	$3.25 - $3.75	$4.00 - $4.50	$5.00 - $5.50
* Estimated 3-stream production mix: Oil ~48% | NGL ~20% | Natural Gas ~32%

April 19, 2017

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy commented, “our team’s ability to execute is being demonstrated every day and completion of the Evans pad exemplifies our ability to complete complex projects on time and within budget. While production from the wells is limited, we are very encouraged by early results. Given the complexity of the geology, the pad’s unique layout, and the fact that 9 of the 22 wells have measured depths of approximately 20,000 feet each, I want to commend our entire team for their efforts. We are very pleased with the progress to date in 2017 and as we move into our second quarter we look forward to the continued execution of our program”.
First Quarter 2017 Earnings Release and Call
SRC plans to issue its first quarter earnings release on Thursday, May 4, 2017 after the close of trading on the New York Stock Exchange.
SRC will host a conference call on Friday, May 5, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, COOs Nick Spence and Mike Eberhard and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter.
To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747
Upcoming Investor Conferences
Presentations provided in conjunction with these events will be available on SRC's website at www.srcenergy.com the morning of the respective presentation. Members of SRC senior management will participate in the following hosted investor events, please refer to the Company’s website for specific presentation dates and attendees:
Stephens Energy Executive Summit
May 16-17, 2017 at the Alotian Club in Little Rock, AR
BMO Global Energy Leadership Forum
May 31-June 1, 2017 at the Pinehurst Resort in North Carolina

April 19, 2017

RBC Global Energy & Power Executive Conference
June 6-7, 2017 at the Ritz-Carlton, New York, NY
Wells Fargo Securities West Coast Energy Conference
June 20-21, 2017 at the Ritz-Carlton in San Francisco, CA
Tudor Pickering Holt & Co Hotter N’ Hell Conference
June 20-22, 2017 at the Marriott Marquis in Houston, TX

About SRC Energy Inc
SRC Energy Inc is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.
Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding expected first quarter and full-year 2017 results, including capital expenditures, costs, drilling and completion activities, midstream activities and production. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in

April 19, 2017

interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. Results presented for the first quarter of 2017 are preliminary and subject to change as the Company finalizes its financial statements for the quarter.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com